Exhibit 99.2

AUTODESK, INC. (ADSK)
FISCAL FIRST QUARTER 2011 EARNINGS ANNOUNCEMENT
May 19, 2010
PREPARED REMARKS

Autodesk is posting a copy of these prepared remarks in combination with its press release to its investor Website.  These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, May 19, 2010 at 2:00 pm PDT (5:00 pm EDT) and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast of the question and answer session, please visit the Investor Relations section of Autodesk’s Website at www.autodesk.com/investor.  A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

First Quarter Fiscal 2011 Overview
Continued improvement in the demand environment and robust revenue growth in our international geographies, led to sequential and year-over-year overall revenue growth.  We experienced strong year-over-year growth in several key areas including maintenance billings, revenue from commercial new licenses, and cash flow from operations.  Our strong revenue growth coupled with a continued focus on containing operating expenses led to significant year-over-year improvement to operating margin and profitability.

●	Revenue was $475 million, an increase of 4 percent sequentially and 11 percent as compared to the first quarter of fiscal 2010.
●	GAAP operating margin was 11 percent, a decrease from 12 percent in the fourth quarter of fiscal 2010 and an increase from -5 percent in the first quarter last year.
●	Non-GAAP operating margin was 20 percent, a slight increase from the fourth quarter of fiscal 2010 and an increase from 13 percent in the first quarter last year.
●
On a GAAP basis, diluted earnings per share were $0.16, compared to diluted earnings per share of $0.21 in the fourth quarter of fiscal 2010, and diluted loss per share of $0.14 in the first quarter of fiscal 2010.

●
On a non-GAAP basis, diluted earnings per share were $0.29, compared to non-GAAP diluted earnings per share of $0.30 in the fourth quarter of fiscal 2010, and non-GAAP diluted earnings per share of $0.18 in the first quarter of fiscal 2010.

●	Cash flow from operations was $139 million, an increase of 11 percent sequentially and 411 percent compared to the first quarter of fiscal 2010.

Contributing to the first quarter results was the strength of our top five revenue producing products, which all recorded sequential and year-over-year revenue growth.  Revenue from commercial new licenses continued its momentum growing 5 percent sequentially and 24 percent compared to the first quarter last year.  This marks the fourth consecutive quarter that revenue from commercial new licenses has grown sequentially.

During the quarter, Autodesk ran a promotion in advance of an increase in upgrade pricing, which produced approximately $15 million in additional revenue for the quarter.  Total upgrade revenue in the first quarter was $51 million, an increase of 39 percent sequentially and 18 percent year-over-year.  The EMEA geography generated the majority of this additional revenue while AutoCAD LT and AutoCAD benefited the most from a product perspective.  We view much of this increase as one-time in nature and anticipate a sequential decline in upgrade revenue next quarter.  However, the majority of the upgrades attached to subscription, which will have an ongoing benefit to maintenance revenue.

International geographies were responsible for all of the revenue growth in the first quarter.  Asia Pacific posted strong growth sequentially and year-over-year, and EMEA continued to rebound posting both sequential and year-over-year growth.  Year-over-year growth from emerging economies in all geographies contributed to the strength.

From a product type perspective, revenue from our horizontal design products (previously referred to as 2D horizontal), recorded the strongest sequential and year-over-year growth influenced in part by the change in upgrade pricing.  Model-based design products (previously known as 3D model-based design) posted a modest sequential increase and strong year-over-year growth led by our Inventor family of products, and our Revit family of products.  Vertical design products (previously known as 2D vertical) also recorded good year-over-year growth and a slight sequential decline after recording strong growth in the fourth quarter.

Autodesk remains focused on controlling expenses while balancing investments in the business.  GAAP total spend (cost of revenue plus operating expenses) increased sequentially and decreased year-over-year.  GAAP total spend decreased year-over-year due to the lack of impairment charges and a reduction of restructuring charges.  Non-GAAP total spend increased sequentially and year-over-year as expected primarily driven by seasonality, the return of some costs that were suppressed last year, and costs associated with higher revenue.

Cash flow from operations was $139 million, an increase of 11 percent sequentially and 411 percent compared to the first quarter last year.  Year-over-year cash flow from operations was positively impacted by better net income and improvement in the cash collection cycle.  At the end of the first quarter, the company’s cash and investments balance exceeded $1.2 billion with no outstanding debt.

Revenue Analysis

(in millions)	1Q 2010	2Q 2010	3Q 2010	4Q 2010	1Q 2011
Total net revenue	$426	$415	$417	$456	$475
License and other revenue	$244	$231	$236	$270	$280
Maintenance revenue	$182	$184	$181	$186	$195

Given the recent foreign exchange volatility, we would like to provide a brief summary of how we handle foreign exchange currency hedging at Autodesk.  A few points to call out include:

●
To reduce our currency exposure we utilize cash flow hedges on revenue and certain operating expenses in major currencies.  We hedge our net exposures using a four quarter rolling layered hedge.  The closer to the current time period, the more we are hedged.

●	The major currencies we hedge include the euro, yen, sterling, Canadian dollar, and Swiss franc. The euro is the primary exposure for the company.
●	When we report constant currency, it normalizes for the rate change, as well as the foreign exchange hedge gain or loss within the period.

Total net revenue for the first quarter was $475 million, as reported, a 4 percent increase sequentially and 11 percent compared to the first quarter of fiscal 2010.  At constant currency, revenue for the first quarter increased 6 percent sequentially and 7 percent compared to the first quarter of fiscal 2010.

License and other revenue was $280 million, an increase of 4 percent sequentially and 15 percent compared to the first quarter last year.

Maintenance revenue was $195 million, an increase of 5 percent sequentially and 7 percent compared to the first quarter last year.

Maintenance billings decreased 3 percent sequentially due to normal seasonality, and increased 26 percent year-over-year.  Maintenance renewal rates continued to show improvement both sequentially and year-over-year.

Revenue by Geography

Revenue by Geography (in millions)	1Q 2010	2Q 2010	3Q 2010	4Q 2010	1Q 2011
EMEA	$167	$157	$159	$188	$199
Americas	$163	$159	$164	$168	$161
Asia Pacific	$96	$99	$94	$100	$115

Emerging Economies	$59	$63	$62	$73	$68
Emerging as a percentage of Total Revenue	14%	15%	15%	16%	14%

Revenue in EMEA was $199 million, an increase of 6 percent sequentially as reported and 9 percent on a constant currency basis.  EMEA revenue increased 19 percent compared to the first quarter of fiscal 2010 as reported and 10 percent on a constant currency basis.

Revenue in the Americas was $161 million, a decrease of 4 percent or $7 million sequentially and 1 percent or $2 million compared to the first quarter last year.  Americas revenue reflected more typical seasonal patterns with transactions greater than $1 million down from the fourth quarter.  While the Americas are not recovering as fast as the other geographies, it faced a more difficult quarter compared to the first quarter last year when it benefited from several large transactions.  The U.S. had small sequential and year-over-year declines.

Revenue in Asia Pacific was $115 million, an increase of 14 percent sequentially as reported and 15 percent on a constant currency basis.  Revenue in Asia Pacific increased 21 percent compared to the first quarter of fiscal 2010 as reported and increased 15 percent on a constant currency basis.  Japan, historically our largest contributor to APAC revenue, recorded strong sequential and year-over-year growth.

Revenue from emerging economies was $68 million, a decrease of 7 percent sequentially as reported and 4 percent on a constant currency basis.  Revenue from emerging economies increased 16 percent compared to the first quarter of fiscal 2010 as reported and 13 percent on a constant currency basis.
Revenue from Russia decreased sequentially after a strong fourth quarter but was one of the strongest year-over-year gainers.  Revenue from India, China, and Brazil grew sequentially and year-over-year.  Revenue from emerging economies represented 14 percent of total revenue in the quarter.

Revenue by Product Type

Model-based design products as a % of Total Revenue	1Q 2010	2Q 2010	3Q 2010	4Q 2010	1Q 2011
Model-Based Design Products Revenue %	29%	29%	29%	29%	29%

Revenue from our model-based design products was $138 million, an increase of 3 percent sequentially and 13 percent compared to the first quarter last year.  We experienced year-over-year growth in all of our model-based design products led by the Inventor family of products.

Our horizontal design products, which consist primarily of AutoCAD and AutoCAD LT, grew 19 percent sequentially and 20 percent compared to the first quarter last year.  Vertical design products, such as AutoCAD Architecture and AutoCAD Mechanical, decreased 2 percent sequentially and increased 8 percent compared to the first quarter last year.  Combined revenue from horizontal design products and vertical design products was $240 million, an increase of 12 percent sequentially and 17 percent compared to the first quarter of fiscal 2010.

Revenue by Business Segment

Revenue by Segment (in millions)	1Q 2010	2Q 2010	3Q 2010	4Q 2010	1Q 2011
Platform Solutons and Emerging Business	$156	$150	$154	$165	$184
Architecture, Engineering and Construction	$128	$123	$125	$137	$137
Manufacturing	$94	$95	$90	$108	$108
Media and Entertainment	$48	$47	$48	$46	$46

Revenue from our Platform Solutions and Emerging Business segment increased 12 percent sequentially to $184 million.  Platform Solutions increased 18 percent compared to the first quarter last year.  Both AutoCAD and AutoCAD LT recorded strong sequential and year-over-year growth in part driven by upgrades.

Revenue from our AEC business segment was $137 million, flat sequentially and an increase of 7 percent compared to the first quarter last year.  Year-over year growth was led by our Revit family of products and AutoCAD Architecture.  Revenue from our Revit family of products increased 5 percent sequentially and 13 percent compared to the first quarter last year.

Revenue from our Manufacturing business segment was $108 million, flat sequentially and an increase of 15 percent compared to the first quarter last year.  Revenue from the Inventor family of products increased 7 percent sequentially and 21 percent compared to the first quarter last year.

Revenue from our Media and Entertainment business segment was $46 million, approximately flat sequentially and a decrease of 4 percent compared to the first quarter last year.  Revenue from animation products decreased 2 percent sequentially and increased 10 percent compared to the first quarter last year.  Revenue from Creative Finishing (previously known as Advanced Systems) increased 3 percent sequentially and declined 25 percent compared to the first quarter last year.

Margins and EPS Review

Gross Margin	1Q 2010	2Q 2010	3Q 2010	4Q 2010	1Q 2011
Gross Margin - GAAP	88%	88%	89%	90%	89%
Gross Margin - Non-GAAP	90%	90%	92%	92%	91%

Operating Expenses (in millions)	1Q 2010	2Q 2010	3Q 2010	4Q 2010	1Q 2011
Operating Expenses - GAAP	$393	$362	$346	$356	$372
Operating Expenses - Non-GAAP	$327	$308	$305	$331	$336

Earnings Per Share	1Q 2010	2Q 2010	3Q 2010	4Q 2010	1Q 2011
Diluted Net Income (Loss) Per Share - GAAP	$(0.14)	$0.05	$0.13	$0.21	$0.16
Diluted Net Income Per Share - Non-GAAP	$0.18	$0.24	$0.27	$0.30	$0.29

GAAP gross margin in the first quarter was 89 percent.  Non-GAAP gross margin in the first quarter was 91 percent.  The sequential decrease in gross margin is primarily related to expenses for the fulfillment of new products to our subscription customers.

GAAP operating margin was 11 percent, a decrease from 12 percent in the fourth quarter of fiscal 2010.  The decrease is primarily related to higher restructuring charges than the fourth quarter of fiscal 2010 and a decrease in Interest and Other Income.  GAAP operating margin increased from -5 percent in the first quarter last year driven primarily by the lack of impairment charges, lower restructuring costs and stock-based compensation expenses.  Non-GAAP operating margin was 20 percent, flat sequentially and an increase from 13 percent in the first quarter last year and was driven by higher revenue.

The first quarter effective tax rate was 22 percent for our GAAP results and 27 percent for our non-GAAP results.

Earnings per diluted share for the first quarter were $0.16 GAAP and $0.29 non-GAAP.

A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Foreign Exchange Impact

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign Currencies Compared to Comparable Prior Year Period (in millions)	1Q 2010	2Q 2010	3Q 2010	4Q 2010	1Q 2011
FX Impact on Total Net Revenue	$(30)	$(30)	$(16)	$9	$21
FX Impact on Operating Expenses	$22	$14	$2	$(10)	$(11)
FX Impact on Operating Income (Loss)	$(8)	$(16)	$(14)	$(1)	$10

Foreign currency impact includes the impact to revenue from our hedging program.

Compared to the fourth quarter of fiscal 2010, the foreign currency impact was $8 million unfavorable on revenue and $4 million favorable on expenses.

Compared to the first quarter of last year, the impact of foreign currency exchange rates in the first quarter was $21 million favorable on revenue and $11 million unfavorable on expenses.

Balance Sheet Items and Cash Review

Financial Statistics (in millions)	1Q 2010	2Q 2010	3Q 2010	4Q 2010	1Q 2011
Total Cash and Marketable Securities	$966	$1,029	$1,054	$1,126	$1,239
Days Sales Outstanding	49	49	47	55	42
Capital Expenditures	$14	$11	$6	$9	$6
Cash Flow from Operating Activities	$27	$47	$47	$126	$139
Depreciation and Amortization	$27	$28	$29	$27	$27
Deferred Revenue	$534	$502	$470	$517	$544

Total cash and investments at the end of the first quarter was over $1.2 billion, or approximately $5.40 per share of common stock outstanding.

During the first quarter Autodesk used $59 million to repurchase approximately 2.0 million shares of common stock at an average price of $29.38 per share.

Cash flow from operating activities during the first quarter was $139 million, an increase of 11 percent sequentially and 411 percent compared to the first quarter last year.

Shippable backlog at the end of the first quarter was $22 million, a decrease of $4 million sequentially.

Deferred revenue was $544 million, an increase of 5 percent sequentially and 2 percent compared to the first quarter last year.  The sequential increase is primarily due to strong maintenance billings in the current quarter.

Total backlog at the end of the first quarter, including deferred revenue and shippable backlog orders was $565 million, an increase of $23 million sequentially and $9 million compared to the first quarter of last year.

Channel inventory at the end of the first quarter decreased sequentially and year-over-year in both weeks and dollars.  At the end of the first quarter, channel inventory was about two weeks.

Days sales outstanding was 42 days, a decrease of 13 days sequentially and seven days compared to the first quarter last year.  The sequential decrease was driven by seasonality of maintenance billings as well as a greater portion of current quarter billings occurring in the first and second months of the quarter as a result of the mid-quarter implementation of the simplified pricing program.

Business Outlook

Our guidance is based on our current expectations and the information we have available today, including currency exchange rates.  The majority of the projected euro and yen denominated revenue for our second quarter fiscal 2011 has been hedged, which should reduce the impact of currency fluctuations on our second quarter results.  However, over an extended period of time currency fluctuations will increasingly impact our results.

Second Quarter Fiscal 2011

2Q FY11 Guidance Metrics	2Q FY11 (ending July 31, 2010)
Revenue (in millions)	$435 to $460
EPS - GAAP	$0.12 to $0.17
EPS - Non-GAAP	$0.23 to $0.28

Second quarter outlook assumes an effective tax rate of 26 percent for our GAAP results and an effective tax rate of 27 percent for our non-GAAP results.  The effective tax rates for both GAAP and non-GAAP results exclude any benefit from the federal research and development tax credit that expired at the end of 2009. Non-GAAP earnings per diluted share exclude $0.06 related to stock-based compensation expense, $0.04 for amortization of acquisition related intangibles, and $0.01 for restructuring related charges.

Autodesk is not providing specific revenue or EPS guidance for fiscal 2011 at this time.  However, GAAP operating margin for the full year fiscal 2011 is expected to increase significantly compared to fiscal 2010.  Autodesk anticipates non-GAAP operating margin to increase approximately 300 basis points for full year fiscal 2011 compared to fiscal 2010.

For fiscal 2011, non-GAAP operating margin excludes stock-based compensation expense, amortization of acquisition related intangibles, and restructuring charges.

Safe Harbor Statement

These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook”, statements regarding anticipated market, economic, maintenance billings, and revenue trends, cost savings, operational and efficiency investments, revenue performance (including by geography and product), market and product positions and other statements regarding our expected strategies, performance and results.  Other factors that could cause actual results to differ materially include the following:  general market, economic and business conditions, our performance in particular geographies, including emerging economies, the financial and business condition of our reseller and distribution channels, fluctuation in foreign currency exchange rates, the success of our foreign currency hedging program, failure to achieve and maintain planned cost reductions and productivity increases, slowing momentum in maintenance revenues, failure to achieve sufficient sell-through in our channels for new or existing products, pricing pressure, failure to successfully expand adoption of our horizontal design products, our vertical design products and model-based design products, difficulties encountered in integrating new or acquired businesses and technologies, the inability to identify and realize the anticipated benefits of acquisitions, unexpected fluctuations in our tax rate, the timing and degree of expected investments in growth and efficiency opportunities, changes in the timing of product releases and retirements, failure of key new applications to achieve anticipated levels of customer acceptance, failure to achieve continued success in technology advancements, interruptions or terminations in the business of Autodesk consultants, and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk’s report on Form 10-K for the year ended January 31, 2010, which is on file with the U.S. Securities and Exchange Commission.  Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

© 2010 Autodesk, Inc. All rights reserved.

# # #

Other Supplemental Financial Information*
Fiscal Year 2011	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2011
Financial Statistics ($ in millions, except per share data):
Total net revenue	$475				$475
License and other revenue	$280				$280
Maintenance revenue	$195				$195

GAAP Gross Margin	89%				89%
Non-GAAP Gross Margin (1)(2)	91%				91%

GAAP Operating Expenses	$373				$373
GAAP Operating Margin	11%				11%
GAAP Net Income	$37				$37
GAAP Diluted Net Income Per Share	$0.16				$0.16

Non-GAAP Operating Expenses (1)(3)	$336				$336
Non-GAAP Operating Margin (1)(4)	20%				20%
Non-GAAP Net Income (1)(5)	$68				$68
Non-GAAP Diluted Net Income Per Share (1)(6)	$0.29				$0.29

Total Cash and Marketable Securities	$1,239				$1,239
Days Sales Outstanding	42				42
Capital Expenditures	$6				$6
Cash from Operations	$139				$139
GAAP Depreciation and Amortization	$27				$27

Deferred Maintenance Revenue Balance	$492				$492

Revenue by Geography (in millions):
Americas	$161				$161
Europe, Middle East and Africa	$199				$199
Asia Pacific	$115				$115

Revenue by Segment (in millions):
Platform Solutions and Emerging Business	$184				$184
Architecture, Engineering and Construction	$137				$137
Manufacturing	$108				$108
Media and Entertainment	$46				$46
Other	$-				$-

Other Revenue Statistics:
% of Total Rev from AutoCAD and AutoCAD LT	36%				36%
% of Total Rev from Model-based Design Products	29%				29%
% of Total Rev from Emerging Economies	14%				14%
Upgrade Revenue (in millions)	$51				$51

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign
Currencies Compared to Comparable Prior Year Period ** (in millions):
FX Impact on Total Net Revenue	$21				$21
FX Impact on Total Operating Expenses	$(11)				$(11)
FX Impact on Operating Income	$10				$10

Gross Margin by Segment (in millions):
Platform Solutions and Emerging Business	$173				$173
Architecture, Engineering and Construction	$123				$123
Manufacturing	$100				$100
Media and Entertainment	$36				$36
Unallocated amounts	$(9)				$(9)

Common Stock Statistics:
Common Shares Outstanding	229,391,000				229,391,000
Fully Diluted Weighted Average Shares Outstanding	234,606,000				234,606,000
Shares Repurchased	2,003,000				2,003,000

Installed Base Statistics:
Maintenance Installed Base	2,383,000				2,383,000

* Totals may not agree with the sum of the components due to rounding.
**Includes favorable (unfavorable) revenue impact from our hedging program during the fiscal quarter.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP total spend, non-GAAP income from operations and non-GAAP provision for income taxes.  These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles and related income tax expenses.  See our reconciliation of GAAP financial measures to non-GAAP financial measures herein.  We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results.  These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance.  For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States.  Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2011
(2) GAAP Gross Margin	89%				89%
Stock-based compensation expense	0%				0%
Amortization of developed technology	2%				2%
Non-GAAP Gross Margin	91%				91%

(3) GAAP Operating Expenses	$373				$373
Stock-based compensation expense	(24)				(24)
Amortization of customer relationships and trade names	(6)				(6)
Restructuring charges	(7)				(7)
Non-GAAP Operating Expenses	$336				$336

(4) GAAP Operating Margin	11%				11%
Stock-based compensation expense	5%				5%
Amortization of developed technology	2%				2%
Amortization of customer relationships and trade names	1%				1%
Restructuring charges	1%				1%
Non-GAAP Operating Margin	20%				20%

(5) GAAP Net Income	$37				$37
Stock-based compensation expense	24				24
Amortization of developed technology	8				8
Amortization of customer relationships and trade names	6				6
Restructuring charges	7				7
Income tax effect on difference between GAAP and non-GAAP total costs and expenses at a normalized rate	(14)				(14)
Non-GAAP Net Income	$68				$68

(6) GAAP Diluted Net Income Per Share	$0.16				$0.16
Stock-based compensation expense	0.10				0.10
Amortization of developed technology	0.03				0.03
Amortization of customer relationships and trade names	0.03				0.03
Restructuring charges	0.03				0.03
Income tax effect on difference between GAAP and non-GAAP total costs and expenses at a normalized rate	(0.06)				(0.06)
Non-GAAP Diluted Net Income Per Share	$0.29				$0.29

GAAP total spend (Cost of revenue plus Total operating expenses)	$424				$424
Stock-based compensation expense	(24)				(24)
Amortization of developed technology	(8)				(8)
Amortization of customer relationships and trademarks	(6)				(6)
Restructuring charges	(7)				(7)
Non-GAAP total spend (Cost of revenue plus Total operating expenses)	$379				$379

Other Supplemental Financial Information*
Fiscal Year 2010	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2010
Financial Statistics ($ in millions, except per share data):
Total net revenue	$426	$415	$417	$456	$1,714
License and other revenue	$244	$231	$236	$270	$981
Maintenance revenue	$182	$184	$181	$186	$733

GAAP Gross Margin	88%	88%	89%	90%	89%
Non-GAAP Gross Margin (1)(2)	90%	90%	92%	92%	91%

GAAP Operating Expenses	$393	$362	$346	$356	$1,456
GAAP Operating Margin	-5%	1%	6%	12%	4%
GAAP Net Income (Loss)	$(32)	$10	$30	$50	$58
GAAP Diluted Net Income (Loss) Per Share	$(0.14)	$0.05	$0.13	$0.21	$0.25

Non-GAAP Operating Expenses (1)(3)	$327	$308	$305	$331	$1,271
Non-GAAP Operating Margin (1)(4)	13%	16%	18%	20%	17%
Non-GAAP Net Income (1)(5)	$42	$57	$63	$70	$232
Non-GAAP Diluted Net Income Per Share (1)(6)	$0.18	$0.24	$0.27	$0.30	$0.99

Total Cash and Marketable Securities	$966	$1,029	$1,054	$1,126	$1,126
Days Sales Outstanding	49	49	47	55	55
Capital Expenditures	$14	$11	$6	$9	$39
Cash from Operations	$27	$47	$47	$126	$247
GAAP Depreciation and Amortization	$27	$28	$29	$27	$111

Deferred Maintenance Revenue Balance	$469	$444	$420	$464	$464

Revenue by Geography (in millions):
Americas	$163	$159	$164	$168	$655
Europe, Middle East and Africa	$167	$157	$159	$188	$671
Asia Pacific	$96	$99	$94	$100	$388

Revenue by Segment (in millions):
Platform Solutions and Emerging Business	$156	$150	$154	$165	$624
Architecture, Engineering and Construction	$128	$123	$125	$137	$514
Manufacturing	$94	$95	$90	$108	$387
Media and Entertainment	$48	$47	$48	$46	$189
Other	$-	$-	$-	$-	$-

Other Revenue Statistics:
% of Total Rev from AutoCAD and AutoCAD LT	33%	31%	32%	31%	32%
% of Total Rev from Model-based Design Products	29%	29%	29%	29%	29%
% of Total Rev from Emerging Economies	14%	15%	15%	16%	15%
Upgrade Revenue (in millions)	$43	$26	$26	$37	$133

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign
Currencies Compared to Comparable Prior Year Period ***(in millions):
FX Impact on Total Net Revenue	$(30)	$(30)	$(17)	$9	$(66)
FX Impact on Total Operating Expenses	$22	$14	$2	$(10)	$28
FX Impact on Operating Income (Loss)	$(8)	$(16)	$(14)	$(1)	$(38)

Gross Margin by Segment (in millions):
Platform Solutions and Emerging Business	$146	$140	$147	$157	$590
Architecture, Engineering and Construction	$116	$110	$113	$125	$465
Manufacturing	$86	$88	$84	$101	$359
Media and Entertainment	$34	$36	$38	$37	$144
Unallocated amounts	$(9)	$(9)	$(10)	$(8)	$(36)

Common Stock Statistics:
Common Shares Outstanding	228,219,000	229,666,000	229,665,000	228,881,000	228,881,000
GAAP Fully Diluted Weighted Average Shares Outstanding	227,080,000	232,286,000	232,947,000	233,215,000	232,150,000
Shares Repurchased	-	-	1,673,000	1,002,000	2,675,000

Installed Base Statistics:
Maintenance Installed Base **	1,719,000	2,299,000	2,236,000	2,250,000	2,250,000

* Totals may not agree with the sum of the components due to rounding.
** The second quarter of fiscal 2010 maintenance installed base includes a one-time adjustment of 581,000 educational seats for users migrated to a standard educational maintenance plan. These users were not previously captured in our maintenance installed base.

*** Includes favorable (unfavorable) revenue impact from hedging program during the fiscal quarter.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP total spend, non-GAAP income from operations and non-GAAP provision for income taxes.  These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles, goodwill impairment, establishment of a valuation allowance on certain deferred tax assets and related income tax expenses.  See our reconciliation of GAAP financial measures to non-GAAP financial measures herein.  We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results.  These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance.  For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States.  Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2010
(2) GAAP Gross Margin	88%	88%	89%	90%	89%
Stock-based compensation expense	0%	0%	0%	0%	0%
Amortization of developed technology	2%	2%	3%	2%	2%
Non-GAAP Gross Margin	90%	90%	92%	92%	91%

(3) GAAP Operating Expenses	$393	$362	$346	$356	$1,457
Stock-based compensation expense	(22)	(21)	(30)	(19)	(91)
Amortization of customer relationships and trade names	(6)	(7)	(6)	(6)	(26)
Restructuring charges	(17)	(26)	(5)	-	(48)
Impairment of goodwill	(21)	-	-	-	(21)
Non-GAAP Operating Expenses	$327	$308	$305	$331	$1,271

(4) GAAP Operating Margin	-5%	1%	6%	12%	4%
Stock-based compensation expense	5%	5%	7%	4%	5%
Amortization of developed technology	2%	2%	2%	2%	2%
Amortization of customer relationships and trade names	2%	2%	2%	2%	2%
Restructuring charges	4%	6%	1%	0%	3%
Impairment of goodwill	5%	0%	0%	0%	1%
Non-GAAP Operating Margin	13%	16%	18%	20%	17%

(5) GAAP Net Income (Loss)	$(32)	$10	$30	$50	$58
Stock-based compensation expense	23	21	30	19	93
Amortization of developed technology	8	8	9	8	33
Amortization of customer relationships and trade names	6	7	6	6	26
Establishment of valuation allowance on deferred tax assets	21	-	-	-	21
Impairment of goodwill	21	-	-	-	21
Restructuring charges	17	26	5	-	48
Income tax effect on difference between GAAP and non-GAAP total costs and expenses at a normalized rate	(22)	(16)	(17)	(13)	(68)
Non-GAAP Net Income	$42	$56	$63	$70	$232

(6) GAAP Diluted Net Income (Loss) Per Share	$(0.14)	$0.05	$0.13	$0.21	$0.25
Stock-based compensation expense	0.10	0.09	0.13	0.08	0.40
Amortization of developed technology	0.04	0.03	0.04	0.03	0.14
Amortization of customer relationships and trade names	0.03	0.03	0.02	0.03	0.11
Establishment of valuation allowance on deferred tax assets	0.09	-	-	-	0.09
Impairment of goodwill	0.09	-	-	-	0.09
Restructuring charges	0.07	0.11	0.02	-	0.21
Income tax effect on difference between GAAP and non-GAAP total costs and expenses at a normalized rate	(0.10)	(0.07)	(0.07)	(0.05)	(0.30)
Non-GAAP Diluted Net Income Per Share	$0.18	$0.24	$0.27	$0.30	$0.99

GAAP total spend (Cost of revenue plus Total operating expenses)	$445	$412	$391	$400	$1,648
Stock-based compensation expense	(23)	(21)	(30)	(19)	(93)
Amortization of developed technology	(8)	(8)	(9)	(8)	(33)
Amortization of customer relationships and trademarks	(6)	(7)	(6)	(6)	(25)
Impairment of goodwill	(21)	-	-	-	(21)
Restructuring charges	(17)	(26)	(5)	-	(48)
Non-GAAP total spend (Cost of revenue plus Total operating expenses)	$370	$350	$340	$367	$1,427